Exhibit 99.3
                           FARMERS & MERCHANTS BANCORP
                      REPORTS RECORD FIRST QUARTER EARNINGS


Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the first quarter ending March 31, 2004. The results represented the 25th consecutive quarter that Farmers & Merchants Bancorp's net income increased over the same period the prior year.

Farmers & Merchants Bancorp reported record net income of $3,902,000 for the quarter ending March 31, 2004. Earnings per share of common stock outstanding for the first quarter were $5.12, up 15.6% from the first quarter of the prior year. In addition, loans outstanding grew 16.0%, total core deposits, excluding time deposits, increased 11.3%, and total average assets were $1,132,844,000 up 12.3% over the first quarter of 2003. Return on average assets for the quarter was 1.38%, and return on average equity was 14.07%, an improvement of 109 basis points over the first quarter of the prior year. The Company's loan quality has remained extremely high with non-performing assets as of March 31, 2004 totaling 0.3% of loans. In addition, the Company's loan loss reserve remains strong at 2.20% of loans.

Steinwert further stated, "We are particularly pleased that we have been able to deliver this significant level of earnings growth despite constant pressures on industry-wide net interest margins. The Bank's management team continues to focus on initiatives that provide strong control over operating expenses and credit quality. Together with our growth in earning assets, these initiatives have been critical to achieving recent levels of financial performance. Furthermore, from an asset/liability management perspective, the Bank is well positioned to benefit from future increases in interest rates should they occur. Improvement in the Bank's net interest margin as a result of increases in interest rates should have a positive impact on future quarters' earnings."

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 18 branch offices conveniently located from Sacramento to Turlock.


FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in Farmers & Merchants Bancorp's Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.